UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of
the Securities Exchange Act of 1934
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GenVec, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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65 West Watkins Mill Road Gaithersburg, MD 20878 ph: 240-632-0740 fx: 240-632-0735 www.genvec.com
April 30, 2007
Dear GenVec Stockholder:
We are pleased to enclose your Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of GenVec, Inc. (the “Company”) to be held on Wednesday, June 13, 2007 at 8:00 a.m. (local time) at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.
The Board of Directors hopes that you will be able to attend this stockholders’ meeting. We look forward to meeting each of you and discussing with you significant events that have occurred during the last year and our current prospects.
In order to assure that a quorum is present at the meeting, we encourage you to sign and mail the enclosed proxy card at once, even though you may plan to attend in person. You will find a proxy card in this package that will enable you to vote by proxy. We also encourage you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the meeting. You may revoke the proxy granted in the proxy card at any time prior to its being voted by filing with the Secretary of the Company either an instrument of revocation or a duly executed proxy card bearing a later date. If you attend the meeting, you may elect to revoke the proxy and vote your shares in person.

Very truly yours,
/s/ Paul H. Fischer, Ph.D.
Paul H. Fischer, Ph.D.
President and Chief Executive Officer

GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632-0740
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 13, 2007
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of GenVec, Inc. (the “Company”) will be held on June 13, 2007, at 8:00 a.m. (local time), at the Company’s executive offices at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 (the “Annual Meeting”). The Annual Meeting is called for the following purposes:
1.	To elect three directors to the Company’s Board of Directors, each to serve for a term of three years or until a successor has been qualified and elected;

2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 100,000,000, from 100,000,000 to 200,000,000;

3.	To approve an increase to the number of shares of common stock available for issuance under the Company’s 2002 Stock Incentive Plan by 2,900,000, from 8,680,000 to 11,580,000;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2007; and

5.	To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.
Persons to whom stockholders grant proxies will have the power to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board of Directors of the Company set April 16, 2007 as the record date for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting. A list of stockholders as of the record date will be available for inspection by stockholders at the Company’s corporate headquarters during business hours for a period of ten days prior to the Annual Meeting.
Your attention is directed to the attached Proxy Statement and the enclosed Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2006.

By Order of the Board of Directors,
/s/ Douglas J. Swirsky
Douglas J. Swirsky
Corporate Secretary

Gaithersburg, Maryland
April 30, 2007
YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ARE A STOCKHOLDER OF RECORD AND FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
This Proxy Statement is being furnished to stockholders of GenVec, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders to be held at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 on June 13, 2007, at 8:00 a.m. (local time) and for any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The expenses of soliciting your proxy will be borne by the Company. This Proxy Statement and the accompanying form of proxy are first being released for mailing to the stockholders on or about May 9, 2007.
At the Annual Meeting, stockholders will be asked to (i) elect three directors to the Company’s Board of Directors, each to serve a three-year term or until a successor is qualified and elected, (ii) approve an amendment to the Company’s Amended and Restated Certificate of Incorporation in order to increase the number of authorized shares of common stock, (iii) approve an amendment to the Company’s 2002 Stock Incentive Plan to increase the number of shares available for issuance of plan awards; (iv) ratify the appointment of KMPG LLP as the Company’s independent registered public accounting firm for the current fiscal year, and (v) transact such other business as may properly come before the meeting or at any adjournments or postponements of the meeting.
Your vote is important. Accordingly, we urge you to complete, sign, date and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.
MEETING INFORMATION
Date, Time and Place
The Annual Meeting will be held on June 13, 2007, at 8:00 a.m. (local time), at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.
Record Date; Voting Rights; Quorum
Only stockholders of record of shares of the Company’s Common Stock at the close of business on April 16, 2007 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. We have one class of voting securities outstanding, which is designated as Common Stock, and each share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. At the close of business on the Record Date, the Company had 73,521,421 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholders action, stockholders of record who are present at the meeting in person or by proxy and who abstain from voting at the Annual Meeting are considered present and count toward the quorum. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum present. If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.
Under rules applicable to brokers and dealers in securities, brokers holding shares of record for customers may not vote on certain matters unless they receive voting instructions from their customers. However, with respect to other matters, such as the election of directors or the increase in the number of shares of authorized stock, brokers have discretion to vote your shares. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified the Company on a proxy form in accordance with industry practice or have otherwise advised the Company that they lack voting authority.
Directors are elected by a plurality and the three nominees who receive the most votes will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election. With respect to the approval of the amendment to our 2002 Stock Incentive Plan and the ratification of our independent auditor, the approval of a majority of the shares present in person or by proxy at meeting is required. On such matters, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter.
The amendment to our certificate of incorporation requires the affirmative vote of a majority of all outstanding capital stock. Withheld votes and broker non-votes are considered shares entitled to vote on the matter and will have the effect of a vote against the matter.
The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.
Voting and Revocation of Proxies
All outstanding shares of the Company’s Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of directors, (1) vote for the election of all of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of one or more director nominees and withhold authority to vote for one or more nominee directors. A stockholder may, with respect to each other matter specified in the notice of the meeting, (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given on a validly signed and returned proxy, the share will be voted “FOR” the election for the named director nominees, “FOR” approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation, “FOR” the amendment to the Company’s 2002 Stock Incentive Plan and “FOR” ratification for KPMG LLP as the Company’s independent registered public accounting firm.
Any proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Corporate Secretary of the Company or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership in order to vote personally at the Annual Meeting.
Expenses and Solicitation of Proxies
The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its agents, directors, officers and regular employees, may also solicit proxies personally or by telephone. The Company also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. We have engaged The Altman Group to assist us with the solicitation of proxies, and we expect to pay The Altman Group $6,000 for their services plus out-of-pocket expenses incurred during the course of their work.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company’s Amended and Restated Bylaws provide that the number of members of the Board of Directors shall be fixed and determined from time to time by resolution of the Board of Directors. The Company’s Board of Directors currently consists of seven persons divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the upcoming Annual Meeting of Stockholders and the Annual Meetings of Stockholders to be held in 2008 and 2009, respectively. At this Annual Meeting, three directors will be elected by the stockholders to serve a three-year term or until their successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected.
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Zola P. Horovitz, Ph.D., William N. Kelley, M.D., and Harold R. Werner, each of whom are incumbent directors, to serve as directors. It is intended that the accompanying proxy will be voted for the election as directors of the nominees, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, if any of the nominees should become unable or unwilling to serve as a director, the persons named as proxies will vote for the election of such person or persons as shall be designated by the Board.
Vote Required for Approval
A quorum being present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting shall be elected as directors.
Recommendation
The Board unanimously recommends a vote “FOR” the election of the nominees listed below.
The following table sets forth the nominees to be elected at the 2007 Annual Meeting and the continuing directors, the year each such nominee or director was first elected a director, the positions with the Company currently held by each nominee and director and the year each nominee’s or director’s current term will expire.

Nominee’s or Director’s Name and
Year First Became a Director	Position(s) with Company	Year Current Term will Expire

Zola P. Horowitz — 2003	Director (Nominee)	2007
William N. Kelley — 2002	Director (Nominee)	2007
Harold R. Werner — 2002	Director (Nominee)	2007
Joshua Ruch — 2004	Director	2008
Marc R. Schneebaum — 2007	Director	2008
Paul H. Fischer — 1996	President, Chief Executive Officer and Director	2009
Wayne T. Hockmeyer — 2000	Director	2009

PROPOSAL 2
APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Company’s Amended and Restated Certificate of Incorporation currently authorizes the issuance of up to 100,000,000 shares of common stock. On April 10, 2007, the Board unanimously adopted a resolution setting forth a proposed amendment to Article IV, Section 4.1 of the Company’s Amended and Restated Certificate of Incorporation, subject to stockholder approval, to increase the number of shares of common stock that are authorized for issuance by 100,000,000 shares (the “Amendment”), bringing the total number of shares of common stock authorized for issuance to 200,000,000. No change will be made to the other provisions of the Company’s Amended and Restated Certificate of Incorporation. The additional authorized shares of common stock, if and when issued, would have the same rights and privileges as the shares of common stock previously authorized.
As of April 16, 2007:
•	There were 100,000,000 shares of common stock authorized, of which 73,521,421 shares were issued and outstanding, 8,680,000 shares were reserved for issuance under our 2002 Stock Incentive Plan and 2,450,000 shares were reserved for issuance under our Employee Stock Purchase Plan. There were 5,000,000 shares of preferred stock authorized of which none were issued or outstanding;

•	There were 974,239 shares of common stock remaining available for future issuance under our 2002 Stock Incentive Plan and 2,015,245 shares of common stock available for future issuance under our Employee Stock Purchase Plan.
Article IV of our Amended and Restated Certificate of Incorporation would be amended to read as follows:
“The total number of shares of stock of all classes that the Corporation shall have authority to issue is 205,000,000, of which 200,000,000 shares shall be designated as common stock, $.001 par value per share (the “Common Stock”) and 5,000,000 shares shall be designated as preferred stock, par value $.001 per share (the “Preferred Stock”).”
A copy of the proposed Amendment is set forth in Appendix A hereto.
The additional shares of common stock authorized by the proposed Amendment could be issued at the direction of the Board from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in the Company’s business, a split of or dividend on then outstanding shares or in connection with any employee stock plan or program. The holders of shares of common stock do not presently have preemptive rights to subscribe for any of the Company’s securities and holders of common stock will not have any such rights to subscribe for the additional common stock proposed to be authorized. The Company currently does not anticipate that it will seek authorization from stockholders for issuance of additional shares of common stock unless required by applicable laws or exchange rules.
The proposed increase in the number of authorized shares of common stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The subsequent issuance of additional shares of common stock could result in dilution of net income per share and book value per share and the dilution of the voting rights of the common stock. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and the proposed Amendment is not being presented with the intent that it be utilized as a type of anti-takeover device.
There are currently no definitive plans, arrangements, commitments or understandings for the issuance of the additional shares of common stock which are to be authorized.
Except for shares of common stock (i) reserved for issuance upon exercise of outstanding stock options under the Company’s 2002 Stock Incentive Plan and other outstanding stock options and (ii) shares reserved for issuance under the Company’s Employee Stock Purchase Plan, the Board has no current plans to issue additional shares of common stock. However, the Board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose outweigh the possible disadvantages of dilution of our outstanding stock and discouragement of unsolicited business combination proposals, and that it is prudent and in the best interests of our stockholders or the Company to provide the advantage of greater flexibility which will result from the proposed Amendment.
Vote Required
A quorum being present, the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on this proposal is required to approve the Amendment. Voters may cast their vote for or against the proposal or may abstain; votes that are withheld and broker non-votes, if any, will have the effect of a vote against the proposal.
Recommendation
The Board unanimously recommends a vote “FOR” the approval of the amendment to the Amended and Restated Certificate of Incorporation increasing the number of shares of common stock available thereunder.

PROPOSAL 3
APPROVAL OF INCREASE IN AWARD SHARES
Introduction
The Board has adopted and is seeking stockholder approval of an amendment to the 2002 Stock Incentive Plan (the “Plan”) to increase the number of shares of common stock that are available to be issued through grants or awards made thereunder or through the exercise of options granted thereunder from 8,680,000 shares to 11,580,000 shares. Of the 8,680,000 shares of common stock authorized for issuance in connection with grants made under the Plan, 974,239 shares remained available for future grants or awards as of April 16, 2007. While some additional shares may become available under the 2002 Stock Incentive Plan through employee terminations, this number is expected to be inconsequential.
The Board recommends this proposal in order to enable the Company to continue to provide a source of stock to attract and retain talented personnel, especially in the event of anticipated future growth. The Board believes that stock options promote growth and provide a meaningful incentive to employees of successful companies.
The increase of 2,900,000 shares of common stock available for grant under the Plan will result in additional potential dilution of our outstanding stock. Based solely on the closing price of our common stock as reported on NASDAQ on April 16, 2007 of $4.18 per share, the maximum aggregate market value of the additional 2,900,000 shares of common stock to be reserved for issuance under the 2002 Stock Incentive Plan would be $12,122,000.
Vote Required
The approval of the proposal to amend the Plan to increase the number of shares of common stock available for issuance thereunder requires the affirmative vote of a majority of the votes properly cast for and against the proposal. In accordance with Delaware law and our bylaws, abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect.
Recommendation
The Board unanimously recommends a vote “FOR” the approval of the amendment to the Plan increasing the number of shares of common stock available thereunder.
* * *
Summary of the 2002 Stock Incentive Plan
Description of the Plan
The following summary of the material terms of the Plan is qualified by reference to the full text of the Plan, as amended. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the Plan. A copy of the GenVec 2002 Stock Incentive Plan, as it is proposed to be amended and restated, is available upon request.
Eligibility
All of GenVec’s employees, non-employee directors, consultants and independent contractors (“Eligible Persons”) are eligible to receive grants of options or Restricted Stock (as defined below) (each, an “Award”) under the Plan. As of April 16, 2007, 109 employees, 6 non-employee directors and 9 consultants and independent contractors are eligible to receive Awards under the Plan.

Administration
The Plan is administered by the Compensation Committee of GenVec’s Board of Directors or such other committee, subcommittee or person appointed by the board to administer the Plan (the “Committee”). The Committee has complete authority and discretion to determine the Eligible Persons to whom Awards are granted, the terms of all Awards, including exercise price of options, the time at which Awards are granted, the number of shares covered by Awards, whether an option is an incentive stock option or a nonstatutory stock option, exceptions to nontransferability, any Performance Goals (as defined below) applicable to Awards, and provisions relating to vesting and the period during which options may be exercised and Restricted Stock is subject to restrictions. In making these determinations, the Committee may consider, with regard to each recipient, the nature of services rendered or to be rendered, present and potential contributions and other factors the Committee deems relevant.
Subject to the provisions of the Plan, the Committee has authority to interpret the Plan and Agreements under the Plan. The Committee may prescribe, amend and rescind rules and regulations relating to the Plan and make all other determinations for the administration of the Plan. The determinations of the Committee on the matters outlined above are binding and final.
Stock Subject to the Plan
Without giving effect to the proposed amendment, the maximum number of shares of GenVec common stock that may be granted as awards under the Plan is 8,680,000 shares. This number may be adjusted, in the event of any change in the outstanding GenVec common stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation. As of April 16, 2007, 974,239 shares are available for awards under the 2002 Stock Incentive Plan. All 8,680,000 shares authorized under the Plan may be issued pursuant to the exercise of incentive stock options.
If an option expires or terminates without having been fully exercised or if shares of Restricted Stock are forfeited, then the unissued shares that had been subject to the Award will be available for the grant of additional Awards.
Options
Options granted under the Plan to Eligible Persons will either be (i) options designated as incentive stock options under Section 422 of the U.S. Internal Revenue Code (the “IRC”) (“Incentive Stock Options”) or (ii) Nonstatutory Stock Options. Incentive Stock Options may only be granted to Eligible Persons who are employees of GenVec (or a “parent corporation” or a “subsidiary corporation”, each as defined in Section 424 of the IRC, of GenVec) on the date of grant. Further, options may not be issued to any person with respect to whom GenVec common stock is not stock of the service recipient within the meaning of Section 409A of the IRC. Each option granted under the Plan will be identified either as a Nonstatutory Stock Option or an Incentive Stock Option and will be evidenced by an Agreement that specifies the terms and conditions of the option.
The exercise price of an option granted under the Plan may not be less that 100% of the fair market value of the GenVec common stock on the date of grant. However, in the case of an Incentive Stock Option granted to an employee who, on the date of grant, is a ten-percent stockholder, the exercise price may not be less that 110% of the fair market value of a share on the date of the grant.

The Committee will determine the option period as set forth in the Agreement. However, an Eligible Person may not exercise an option after 10 years (five years in the case of an Incentive Stock Option granted to a ten-percent stockholder) from its date of grant.
Restricted Stock Awards
GenVec may grant shares under the Plan with certain restrictions (“Restricted Stock”). Restricted Stock granted under the Plan will consist of shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as determined by the Committee. Each grant of Restricted Stock under the Plan is subject to an Agreement specifying the terms and conditions of the grant of Restricted Stock.
Performance Goals
The terms and conditions of an Award may provide for the vesting of Options, or the lapse of any transfer restrictions or forfeiture provisions applicable to a grant of Restricted Stock, to be contingent upon the achievement of one or more specified performance goals established by the Committee (“Performance Goals”) which may be based on earnings or earnings growth, sales, return on assets, cash flow, total stockholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one more projects or transactions, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such Performance Goals may be particular to an Eligible Person or the department, branch, or division in which the Eligible Person works, or may be based on the performance of GenVec and/or one or more of its Affiliates, and may cover such period as may be specified by the Committee.
Capital Adjustments
If the outstanding GenVec common stock changes as a result of a stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation, the Committee may substitute or adjust: (a) the number and class of shares subject to outstanding Awards, (b) the consideration to be received upon exercise or payment of an Award, (c) the exercise price of options, (d) the aggregate number and class of shares for which Awards may be granted under the Plan, (e) the maximum number of shares with respect to which an employee may be granted Awards during any calendar year, and (f) the maximum number of shares which may be issued as Restricted Stock during the term of the Plan.
Termination or Amendment
GenVec’s Board of Directors may amend or terminate the Plan at any time. However, after the Plan has been approved by the stockholders of GenVec, GenVec’s Board of Directors may not amend or terminate the Plan without approval of: (a) GenVec’s stockholders if stockholder approval of the amendment is required by applicable law, rules or regulations, and (b) each affected participant if such amendment or termination would adversely affect such participant’s rights or obligations under any Awards granted prior to the date of the amendment or termination.
Modification, Substitution of Awards
The Committee may modify the terms of outstanding Awards. However, modification of an Award may not alter or impair any of the participant’s rights or obligations under an Award without the consent of the participant. Also, an Option may not: (i) be modified to reduce its exercise price; or (ii) cancelled or surrendered in consideration for the grant of a new option with a lower exercise price.

Awards may be granted under the Plan in substitution for stock options and other awards covering capital stock of another corporation with which GenVec merges or consolidates, or which GenVec acquires. The terms and conditions of the substitute Awards may vary from those set forth in the Plan to the extent that the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. The substitute Awards will not be counted towards the limit imposed by the Plan with respect to the maximum number of shares an employee may be granted pursuant to Awards in any calendar year, unless counting such Awards is required in order for Awards granted under the Plan to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the IRC.
Term of the Plan
Unless sooner terminated by the Board, the Plan will terminate on March 6, 2012, the date that is ten years after the date the Plan was adopted by GenVec’s board of directors. The termination of the Plan will not, however, affect the validity of any Awards outstanding on the date of termination.
Indemnification of Committee
GenVec will indemnify members of the Committee against all reasonable expenses, including attorneys’ fees, reasonably incurred in connection with the defense of any action, suit or proceeding to which members of the Committee may be a party by reason of any action taken or failure to act under the Plan, if such members acted in good faith and in a manner that they believed to be in the best interests of GenVec. GenVec will also indemnify members of the Committee against amounts paid in settlement or satisfaction of a judgment in any action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in the best interests of GenVec.
Summary of Certain Federal Income Tax Consequences
The following discussion briefly summarizes certain United States federal income tax aspects of options and awards of Restricted Stock granted pursuant to the Plan. State and local tax consequences may differ.
Incentive Stock Options
An option holder will not recognize income on the grant or exercise of an Incentive Stock Option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If an option holder does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the option holder will recognize ordinary income on the exercise of an Incentive Stock Option in the same manner as on the exercise of a Nonstatutory Stock Option, as described below.
The general rule is that, if the holding period requirements are satisfied, gain or loss from the sale or exchange of shares acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If the holding period requirements are not satisfied, however, the option holder generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefore will be capital gain, and any loss recognized will be capital loss.

Nonstatutory Stock Options
A grantee generally is not required to recognize income on the grant of a Nonstatutory Stock Option. Instead, ordinary income generally is required to be recognized on the date the Nonstatutory Stock Option is exercised. In general, the amount of ordinary income required to be recognized, in the case of a Nonstatutory Stock Option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price.
Restricted Stock
Shares of Restricted Stock awarded under the Plan will be subject to a substantial risk of forfeiture for the period of time specified in the award. Unless a grantee of shares of Restricted Stock makes an election under Section 83(b) of the IRC as described below, the grantee generally is not required to recognize ordinary income on the award of Restricted Stock. Instead, on the date the substantial risk of forfeiture lapses, the grantee will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. If a grantee makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In the event that the grantee makes such an election, the grantee will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses.
Gain or Loss on Sale or Exchange of Shares
In general, gain or loss from the sale or exchange of shares granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an Incentive Stock Option (a “disqualifying disposition”), a grantee generally will be required to recognize ordinary income upon such disposition.
Deductibility by GenVec
GenVec generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a grantee is required to recognize income as a result of a disqualifying disposition, GenVec generally will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonstatutory Stock Option (including an Incentive Stock Option that is treated as a Nonstatutory Stock Option, as described above) or an award of Restricted Stock, GenVec will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the grantee, provided that certain income tax reporting requirements are satisfied.
Parachute Payments
Where payments to certain persons that are contingent on a change in control exceed limits specified in the IRC, the person generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. Under the GenVec 2002 Stock Incentive Plan, GenVec’s Compensation Committee may grant options and awards of Restricted Stock for which the vesting is accelerated by a change in control of GenVec. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Performance-Based Compensation
Subject to certain exceptions, Section 162(m) of the IRC disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2002 Stock Incentive Plan has been designed to allow the grant of options and awards of Restricted Stock that qualify under an exception to the deduction limit of Section 162(m) of the IRC for “performance-based compensation.”
Tax Rules Affecting Nonqualified Deferred Compensation Plans
Awards under the Plan may be subject to federal income tax rules under Section 409A of the IRC that apply to “nonqualified deferred compensation plans.” Failure to comply with the new rules or qualify for an exemption in respect of an Award could result in significant adverse tax results to the grantee of such Award, including immediate taxation of the Award upon vesting (and immediate taxation upon vesting of the grantee’s other Awards under the Plan and awards under certain other plans), a penalty tax of 20 percent of the amount of income so recognized, plus a special interest payment. The Plan is designed to allow the grant of Awards which are intended to comply with the Section 409A rules or qualify for an exemption therefrom.
* * *
Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans by type as of April 16, 2007.

		Weighted Average	Options Available
Plan Category	Options Outstanding	Exercise Price	for Future Issuance

Approved by security holders	5,858,661	$2.54	974,239
Not approved by security holders	0	0	0
Total	5,858,661	$2.54	974,239

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has retained the firm of KPMG LLP, independent registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. KPMG LLP has served as the Company’s independent registered public accounting firm for the past thirteen years and has no direct or indirect financial interests in the Company. The Audit Committee reviewed and discussed the performance of KPMG LLP and its selection of KPMG LLP for the fiscal year ending December 31, 2007. A representative of KPMG LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.
Although the Company is not required to submit the ratification of the selection of its independent registered public accounting firm to a vote of stockholders, the Audit Committee believes that it is good corporate governance and sound policy to do so. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether or not to retain the firm. If the selection of the independent registered public accounting firm is ratified, the Audit Committee, in its discretion, may nevertheless select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required For Approval
A quorum being present, an affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting is required for approval of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current year.
Recommendation
The Board recommends that you vote “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Directors
The following table sets forth the director nominees to be elected at the Annual Meeting, the directors of the Company continuing in office, their ages and the positions currently held by each such person with the Company immediately prior to the Annual Meeting.

Name	Age	Position
Paul H. Fischer	57	President and Chief Executive Officer
Wayne T. Hockmeyer (1) (3)	62	Director
Zola P. Horowitz (1) (2) (4)	72	Director (Nominee)
William N. Kelley (1) (2)	67	Director (Nominee)
Joshua Ruch (3)	57	Director
Marc R. Schneebaum (2)	53	Director
Harold R. Werner (3)	58	Director (Nominee)

(1)	Member of the Nominating and Corporate Governance Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Chairman of the Board of Directors.
Paul H. Fischer, Ph.D., age 57, has served as President and Chief Executive Officer and as a director of GenVec since 1996. Prior to joining GenVec, he was Executive Vice President of Research and Development with Oncologix, Inc. (now Antigenics, Inc.), a biotechnology company. Previous experience included Manager, Cancer Research at Pfizer, Inc., a pharmaceutical company. Dr. Fischer received his B.S. in Biology from the University of Denver, his Ph.D. in Pharmacology from the University of California at San Francisco and performed post-doctoral research in Pharmacology at Yale University School of Medicine and was an associate Professor of Human Oncology at the University of Wisconsin.
Wayne T. Hockmeyer, Ph.D., age 62, has served as a director of GenVec since December 2000. Dr. Hockmeyer is a member of the Nominating and Corporate Governance Committee and is the Chairman of

the Compensation Committee. Dr. Hockmeyer founded MedImmune, Inc. in April 1988 as President and Chief Executive Officer and was elected a director of MedImmune in May 1988. Dr. Hockmeyer became Chairman of the Board of Directors of MedImmune in May 1993. He relinquished his position as Chief Executive Officer in October 2000 and now serves as the Chairman of the Board of Directors, MedImmune, Inc., and President, MedImmune Ventures, Inc. Dr. Hockmeyer earned his bachelor’s degree from Purdue University and his Ph.D. from the University of Florida in 1972. In 2002, Dr. Hockmeyer was awarded a Doctor of Science honoris causa from Purdue University. Dr. Hockmeyer is a member of the Maryland Economic Development Commission and the Maryland Governor’s Workforce Investment Board (GWIB). In addition to MedImmune, Inc. and GenVec, he is a member of the board of directors of the publicly traded biotechnology companies Advancis Pharmaceutical Corp. and Idenix Pharmaceuticals, Inc.
Zola P. Horovitz, Ph.D., age 72, has served as a director of GenVec since August 2003. Dr. Horovitz is a member of the Nominating and Corporate Governance Committee and is the Chairman of the Board of Directors. Dr. Horovitz served as a director of Diacrin from 1994 to August 2003. Dr. Horovitz was Vice President, Business Development and Planning at Bristol-Myers Squibb Pharmaceutical Group from 1991 until 1994 and was Vice President, Licensing from 1989 to 1991. Prior to 1989, Dr. Horovitz spent 30 years as a member of the Squibb Institute for Medical Research. Dr. Horovitz is also a director of Avigen, Inc., BioCryst Pharmaceuticals, Genaera Pharmaceuticals, Nitromed, DoV Pharmaceuticals, Immunicon and Palatin Technologies. Dr. Horovitz received his Ph.D. from the University of Pittsburgh.
William N. Kelley, M.D., age 67, has served as a director of GenVec since June 2002. Dr. Kelley is a member of the Audit Committee and is the Chairman of the Nominating and Corporate Governance Committee. Dr. Kelley brings a long history of involvement in experimental models of gene therapy to the Board. Dr. Kelley and his colleagues at the University of Michigan were the first to propose in vivo gene therapy as it is recognized today and the first to directly administer a human gene in vivo and obtain expression in an experimental animal model. In the fall of 1989, Dr. Kelley became Executive Vice President of the University of Pennsylvania with responsibilities as Chief Executive Officer for the Medical Center, Dean of the School of Medicine, and the Robert G. Dunlop Professor of Medicine and Biochemistry and Biophysics. In the national leadership arena, Dr. Kelley has served as President of the American Society for Clinical Investigation, President of the American College of Rheumatology, Chair of the American Board of Internal Medicine and Chair of the Residency Review Committee for Internal Medicine. Dr. Kelley also serves as a director of Merck & Company; Beckman Coulter, Inc.; Advanced Bio-Surfaces, Inc., and Polymedix, Inc.
Joshua Ruch, age 57, has served as a director of GenVec since August 2003. Mr. Ruch is a member of the Compensation Committee. Mr. Ruch served as a director of Diacrin from March 1998 to August 2003. Mr. Ruch is the Chairman and Chief Executive Officer of Rho Capital Partners, Inc., an investment and venture capital management company, which he co-founded in 1981. Prior to founding Rho, Mr. Ruch was employed in investment banking at Salomon Brothers. Mr. Ruch received a B.S. degree in electrical engineering from the Israel Institute of Technology (Technion) and an MBA from the Harvard Business School. Mr. Ruch is also a director of a number of private companies.
Marc R. Schneebaum, age 53, has served as a director of GenVec since April 2007 as a successor to Barbara H. Franklin. Mr. Schneebaum is Chairman of the Audit Committee. Mr. Schneebaum is currently President and CEO of Sensors for Medicine and Science, Inc. (SMSI), an emerging medical technology company. Previously, he served as Senior Vice President, Finance, Business Development and Administration, and CFO of Genetic Therapy, Inc. (GTI), a biotechnology company. Prior to his tenure at GTI, Mr. Schneebaum was a Vice President at Alex Brown & Sons Incorporated, a leading investment banking firm (now part of Deutsche Bank), where he participated in a variety of finance and strategic assignments. Mr. Schneebaum began his career in the accounting and auditing group at KPMG, advancing to senior manager in the management consulting group. Mr. Schneebaum, a CPA, received his degree in Business Administration from the University of Maryland. He serves on the board of the March of Dimes of Maryland.
Harold R. Werner, age 58, has served as a director of GenVec since January 2002. Mr. Werner is a member of the Compensation Committee. Mr. Werner is a co-founder of HealthCare Ventures, a venture capital fund specializing in health care. Prior to the formation of HealthCare Ventures in 1985, Mr. Werner was Director of New Ventures for Johnson & Johnson Development Corporation. Before joining Johnson & Johnson in 1980, he was Senior Vice President of Robert S. First, Inc. Mr. Werner has served as a director for over thirty public and private companies in the health care field and has specialized in the formation of new high-science companies. Mr. Werner was elected to GenVec’s Board pursuant to the Investor Rights Agreement between GenVec and HealthCare Ventures in connection with HealthCare

Ventures’ investment in GenVec in December 2001. In connection with its investment, HealthCare Ventures was granted the right to designate one individual to fill a vacancy created on the Board pursuant to the Investor Rights Agreement. Mr. Werner holds BS and MS degrees in engineering from Princeton University and an MBA from The Harvard Business School.
Information Regarding the Board of Directors and Certain Committees
Board and Committee Meetings
The Board oversees and guides the Company’s management and its business. Committees support the role of the Board on issues that benefit from consideration by a smaller, more focused subset of Directors. The Board has three standing committees: a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. During 2006, there were 5 meetings of the Board of Directors. The directors attended at least 96% of the aggregate number of meetings of the Board and the Committees on which such director served that were held during 2006.
The Board of Directors has adopted and approved a charter for each of its standing committees. The charters, which include the functions and responsibilities of each of the committees, can be found in the Investors section on GenVec’s web site at www.genvec.com.
Board Committees
Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are William N. Kelley, M.D. (Chairman), Wayne T. Hockmeyer, Ph.D. and Zola P. Horovitz, Ph.D. Each member of the Nominating and Corporate Governance Committee is independent as defined by NASDAQ listing standards. The primary functions and responsibilities of the Nominating and Corporate Governance Committee are to establish criteria for prospective directors, consider director candidates and recommend to the Board of Directors persons to be nominated for election as directors at each Annual Meeting, and adopt and develop for Board consideration corporate governance principles and policies. The Nominating and Corporate Governance Committee periodically reviews and assesses the Company’s corporate governance policies. The Nominating and Corporate Governance Committee met 4 times during 2006.
One of the main purposes of the Nominating and Corporate Governance Committee is the selection of candidates to recommend to the Board for election as directors. In identifying such candidates, the Nominating and Corporate Governance Committee takes into account all factors and criteria it considers appropriate, which include but are not limited to:
•	Whether the director/potential director possesses personal and professional integrity, sound judgment and forthrightness and has sufficient time and energy to devote to the Company’s affairs;

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team;

•	Whether the director/potential director represents the interests of the Company’s stockholders;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a range of background and experience;

•	Whether the director/potential director meets the independence requirements of the NASDAQ listing standards;

•	Whether the director/potential director, by virtue of particular business, professional or technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a Board member;

•	Whether the director/potential director is free from conflicts of interest with the Company; and

•	Any factors related to the ability and willingness of a new director to serve, or an existing director to continue his or her service.
The Nominating and Corporate Governance Committee does not believe that it is in the Company’s interests or those of the Company’s stockholders to establish rigid minimum qualifications for candidates for membership on the Board. By preserving flexibility to consider candidates under the factors and criteria described above, the Nominating and Corporate Governance Committee believes that it can best serve the Company and its stockholders.
The Nominating and Corporate Governance Committee evaluates stockholder nominees using the factors and criteria set forth above, and there is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a stockholder or the Committee.
The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board submitted in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws and applicable law. These procedures include delivery to the Corporate Secretary within 120 days and 150 days prior to the anniversary of the mailing of the previous year’s proxy statement, written notice of such nomination setting forth (i) as to each individual nominated, the information required by Item 401(a) of the Securities and Exchange Commission’s (the “SEC”) Regulation S-K, including name, date of birth, business address and residence address, business experience in the last 5 years, other directorships and criminal convictions or other material judgments in the last 5 years; and (ii) as to the nominating stockholder and any persons acting in concert with them, their names and business addresses, their names and addresses as they appear on the Company’s books (if applicable), and the class and number of shares of the Company common stock that they beneficially own. Such notice must also include a written consent of the nominated individual to being named as a nominee and to serve as a Director if elected.
Audit Committee. The members of the Audit Committee are Marc R. Schneebaum (Chairman), Zola P. Horovitz, Ph.D., and William N. Kelley, M.D. On April 18, 2007, Barbara Franklin, the former Chairman of the Audit Committee, resigned from the Board of Directors. The Board appointed Marc R. Schneebaum on April 18, 2007 as a Director and as the Chairman of the Audit Committee. Each member of the Audit Committee is independent as defined by NASDAQ listing standards. The Board has determined that at least one member of the Audit Committee, Mr. Marc R. Schneebaum, is an Audit Committee Financial Expert as defined in the SEC’s rules and regulations. The Audit Committee is responsible for, among other things, making recommendations to the Board regarding the selection of independent public accountants, reviewing the results and scope of the audit and other services provided by the independent public accountants and reviewing and evaluating the Company’s internal accounting procedures and controls and monitoring the Company’s compliance with Corporate Governance principles and policies and NASDAQ listing standards. The Audit Committee met four times during 2006 and, after December 31, 2006, one time with respect to fiscal 2006 matters.
Additional information regarding the Audit Committee is included in this proxy statement under the caption “Audit Committee Report”.

Compensation Committee. The members of the Compensation Committee are Wayne T. Hockmeyer, Ph.D. (Chairman), Joshua Ruch and Harold R. Werner. Each member of the Compensation Committee is independent as defined by NASDAQ listing standards. The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the Board regarding compensation and benefits of GenVec’s executive officers. The Compensation Committee also establishes and reviews general policies relating to compensation and benefits to GenVec’s employees and consultants. The Compensation Committee met 5 times during 2006. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis below.
Compensation of Directors
During 2006, each non-employee director received $2,000 per Board meeting attended, $1,000 per committee meeting attended and $3,000 per quarter as a retainer. The Company’s Chairman of the Board received $4,000 per Board meeting attended, $1,000 per committee meeting attended and $6,000 per quarter as a retainer. Directors were reimbursed for expenses in connection with attendance at Board and committee meetings.
Each non-employee director receives: (i) upon becoming a director, an option to purchase 20,000 shares of Common Stock which is exercisable ratably over a four-year period and (ii) on the date of our annual stockholders meeting, an automatic annual grant of an option to purchase 15,000 shares of Common Stock, 50% of which becomes exercisable six months after the date of grant and 50% of which becomes exercisable 12 months after the date of grant. In the case of the Chairman of the Board, the automatic annual grant covers 22,500 shares of Common Stock. Director options have an exercise price equal to the fair market value of GenVec common stock on the date of the grant and a ten-year term. Mr. Werner has declined to accept options for service on the Board.
Corporate Governance Matters
The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, adopted a set of corporate governance guidelines, a copy of which is available on the Company’s website at www.genvec.com. The Company continues to monitor its corporate governance guidelines to comply with rules adopted by the Securities and Exchange Commission and The NASDAQ Global Market and industry practice.
Director Independence. The Board of Directors has affirmatively determined that each of the following directors is independent within the meaning of the NASDAQ director independence standards: Wayne T. Hockmeyer, Ph.D., Zola P. Horovitz, Ph.D., William N. Kelley, M.D., Joshua Ruch, Marc R. Schneebaum and Harold R. Werner. The Board of Directors has determined that Paul H. Fischer, Ph.D., the Company’s President and Chief Executive Officer, is not independent within the meaning of the NASDAQ director independence standards. The Board has also determined that all standing committees of the Board of Directors are composed entirely of independent directors.
Communication with the Board. The Company’s Stockholders may communicate with the Board of Directors or any member thereof by sending any communication, in writing, by certified mail, to the Company’s Corporate Secretary:
65 West Watkins Mill Road
Gaithersburg, Maryland 20878

Any such communication should state the number of shares beneficially owned by the stockholder. All communications received in accordance with this policy will be forwarded by the Corporate Secretary to GenVec’s Chairman of the Board of Directors. The Chairman of the Board will relay all such communications to the appropriate director or directors on a periodic basis unless he determines that the communication:
•	does not relate to the business or affairs of GenVec or the functioning or constitution of the Board of Directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.
The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s management and only in accordance with the Company’s policies and procedures, applicable law and regulations relating to the disclosure of information.
Executive Sessions of the Board of Directors. Non-management directors meet at each regularly scheduled Board meeting in executive session without management directors or management present. The Chairman of the Board presides over the meetings of the non-management directors. The independent directors also meet at each regularly scheduled meeting in executive session.
Policy Regarding Directors Attendance at Annual Meetings of Stockholders. The Company does not have a policy requiring attendance of all directors at the Annual Meeting. All directors attended the Company’s Annual Meeting of Stockholders in 2006. The Company’s 2007 Annual Meeting will be held on the same day as the regularly scheduled Board Meeting on June 13, 2007, therefore it is anticipated that a majority of the Board members will be in attendance at the upcoming Annual Meeting of Stockholders.
Code of Business Conduct and Ethics. The Board has adopted the Code of Business Conduct and Ethics (the “Code”) which sets forth standards of expected conduct of the Chief Executive Officer, Financial Executives, Directors, Executive Officers and all employees of the Company. The Code includes policies on employment, conflicts of interest and confidential information and requires strict adherence to all laws and regulations applicable to the conduct of the Company’s business. A copy of the Code can be found in the Investors section on the Company’s web site at www.genvec.com. The Company will disclose any amendment to the Code, or waivers of the Code relating to the Company’s Directors, executive officers and principal financial and accounting officers or persons performing similar functions, on its web site within five business days following the date of any such amendment or waiver. To date, no waivers have been requested or granted.
Director Stock Ownership Guidelines. Stock ownership guidelines have been established for members of the Board. These guidelines were established to align their interests with those of the stockholders and to strengthen their focus on activities that create shareholder value. Under these guidelines, each member of the Board shall own, either directly or beneficially through an investment vehicle, at least 5,000 shares of common stock of the Company (which shall be adjusted for stock splits and reclassifications). Shares of common stock underlying unexercised options held by a director are not included in the total number of shares of common stock owned by such director. The Nominating and Corporate Governance Committee may exempt a director from compliance with these guidelines if compliance would result in a hardship.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of April 16, 2007, regarding the beneficial ownership of the Company’s Common Stock by (i) those persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (ii) executive officers of the Company, (iii) each director of the Company, and (iv) all current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC for computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after April 16, 2007 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, each stockholder named in the table below has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 73,521,421 shares of Common Stock outstanding on April 16, 2007.
Unless otherwise specified, the address for each director or executive officer is c/o of the Company at its principal office.

	Total
	Number of	% of Class
Name of beneficial owner	Shares Owned	Owned
Landesbank Berlin AG (1)	4,665,000	6.3%

Paul H. Fischer, Ph.D. (4)	906,125	1.2%
Wayne T. Hockmeyer, Ph.D. (4)	120,500	*
William N. Kelley, M.D. (4)	92,500	*
Zola P. Horovitz, Ph.D. (4)	125,827	*
Joshua Ruch (3) (4)	3,610,384	4.9%
Marc R. Schneebaum (4)	—	*
Harold R. Werner (2) (4)	3,582,000	4.9%

Douglas J. Swirsky (4)	54,999	*
Mark O. Thornton, M.D, MPH, Ph.D. (4)	24,999	*
C. Richter King, Ph.D. (4)	271,142	*
Bryan T. Butman, Ph.D. (4)	151,372	*

All directors and executive officer as a group	8,939,848	12.2%
(11 persons)

*	Represents ownership that does not exceed 1% of the outstanding shares of the Company’s Common Stock.

(1)	Based on Form 13D filed with the SEC on January 10, 2007. Landesbank Berlin AG (“LBB”) is a wholly owned subsidiary of Landesbank Berlin Holding AG (the “Parent”), a corporation formed under the laws of the Federal Republic of Germany. LBB is a German banking corporation. Both LBB and the Parent have their principal offices and places of business at Alexanderplatz 2, D-10178 Berlin, Germany.
(2)	Healthcare Ventures LLC is an affiliate of and Harold R. Werner is a general partner of Healthcare Partners II, L.P. (“HCP II”), Healthcare Partners III, L.P. (“HCP III”), Healthcare Partners IV, L.P. (“HCP IV”), Healthcare Partners V, L.P. (“HCP V”), and Healthcare Partners VI, L.P. (“HCP VI”), the general partner of Healthcare Ventures II, L.P. (“HCV II”), Healthcare Ventures III, L.P. (“HCV III”), Healthcare Ventures IV, L.P. (“HCV IV”), Healthcare Ventures V, L.P. (“HCV V”) and Healthcare Ventures VI, L.P. (“HCV VI”), respectively. Mr. Werner, together with James H. Cavanaugh, John W. Littlechild, Christopher K. Mirabelli, Gus Lawlor, Eric Aguiar, and William W. Crouse, the other general partners of HCP II, HCP III, HCP IV, HCP V and HCP VI (collectively, the “HC Entities”) share voting and investment control with respect to shares owned by HCV II, HCV III, HCV IV, HCV V and HCV VI, respectively. Mr. Werner does not own any shares of GenVec’s capital stock in his individual capacity. The address of Healthcare Ventures II, III, IV, V and VI, L.P. is 44 Nassau Street, Princeton, New Jersey 08542. This information is based on a Schedule 13D filed with the SEC on June 30, 2006.
(3)	Rho Capital Partners, Inc. (“Rho”), of which Joshua Ruch is Chairman and Chief Executive Officer, may be deemed the beneficial owner of the shares owned by Rho Management Trust II pursuant to an investment advisory agreement that confers voting and investment control over such shares on Rho.

Pursuant to a Loan Modification Agreement, dated November 28, 2003 with Nautilis Trust, an affiliate of Rho, Rho Investment Partners “H”, L.P., became eligible to purchase an additional 1,639,929 shares of GenVec’s common stock, in consideration for the cancellation of a previously contracted debt. Rho and its affiliate do not have investment control and do not have voting control over any of such 1,639,929 shares until the satisfaction of the conditions specified in the Loan Modification Agreement. Neither Rho nor its affiliate has the right to acquire investment or voting control over any such shares within the next 60 days.

The address for Rho Management Trust II is c/o Rho Capital Partners, 152 West 57th Street, 23rd Floor, New York, NY 10019. This information is based on Amendment No. 3 to Schedule 13D filed with the SEC on January 24, 2007.
(4)	Includes shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of April 16, 2006 in the following amounts: Marc R. Schneebaum, 0 shares; Wayne T. Hockmeyer, 90,500 shares; William N. Kelley, 87,500 shares; Zola P. Horovitz, 108,242 shares; Joshua Ruch, 125,901 shares; Paul H. Fischer, 641,988 shares; Douglas J. Swirsky, 49,999 shares; Mark O. Thornton, 24,999 shares; C. Richter King, 271,142 shares; Bryan T. Butman, 147,372 shares and directors and officers as a group (11 people) 1,620,143 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed by such reporting persons.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports were required during fiscal 2006, the Company believes that all Section 16(a) filing requirements applicable to the Company’s executive officers, directors, and greater than 10% beneficial owners were complied with in a timely manner, except in the following instances: Dr. Fischer amended one Form 4 filing to correct the additional 75,000 shares covered by the option granted to Dr. Fischer on January 19, 2005. The shares were omitted due to an administrative error. Form 4 reports for Messrs. Fischer, King, Church and Davis, regarding option grants to each individual on January 18, 2006, were filed 4 days late due to an administrative oversight. On January 5, 2006, Dr. Davis filed a Form 4 report late due to administrative oversight, with respect to 5,000 shares purchased on November 22, 2005.
Certain Relationships and Related Party Transactions
Review and Approval of Related Person Transactions. We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s senior management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the Company or a related person are disclosed in the company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. As set forth in the Audit Committee’s key practices, in the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the committee deems appropriate.
Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2007 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2007.
The Compensation Committee:
Wayne T. Hockmeyer (Chairman)
Joshua Ruch
Harold R.Werner
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis (CD&A) discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and other quantitative information that follows this section. Throughout the CD&A, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table below, are referred to as the “executive officers.”
Objectives
Our compensation of executive officers is designed not only to attract and retain a quality executive team with the skills we believe are necessary to achieve our business plan, but also to reward those individuals over time who continue to perform at or above our expectations. The objectives of our executive compensation program are to align the financial interests of executive officers with those of our shareholders, to focus executive officers on key corporate goals and to provide a total compensation package that is competitive with other clinical-stage biotechnology companies with a similar number of employees and market capitalization. Our program is designed to ensure the costs associated with executive compensation are appropriate and reasonable.
Role of Executives in the Compensation Process
Paul H. Fischer, Ph.D., our President and CEO, prepares an annual summary at the end of the fiscal year of the performance of key executive officers and the impact of their performance on the achievement of corporate goals. In conjunction with the Company’s Executive Director of Human Resources and Administration, compensation recommendations for executive officers are provided to the Compensation Committee. The Compensation Committee reviews these recommendations, and then sets the compensation amounts for our executive officers in accordance with the Company’s compensation philosophy and guidelines. Wayne T. Hockmeyer, Ph.D. (Chairman), Joshua Ruch and Harold R. Werner are the current members of the Compensation Committee. Each member of the Compensation Committee is an “independent director,” as defined under the NASDAQ Marketplace Rules. The CEO’s compensation package is reviewed and approved by the Compensation Committee and ratified by the Board (with the CEO recused) separately from the other executive officers.

The Compensation Committee periodically conducts strategic reviews, most recently performed in October 2006, of our executive cash compensation and total stock option awards to determine whether they provide adequate incentives and motivation relative to peer companies. We engaged Towers Perrin, a consulting firm specializing in executive compensation, to provide an independent review of our compensation philosophy and practice based, in part, on data drawn from peer companies. The Compensation Committee considered the input from Towers Perrin in updating our executive compensation guidelines.
Elements of Executive Compensation
The major components of our executive compensation program consist of base salary, annual cash incentive awards and stock option grants. Executive officers receive base salaries to provide a competitive level of income based on the services they provide to the Company and are periodically adjusted to reflect individual and Company performance as well as trends in competitive salary levels.
Annual cash incentive awards are designed to provide executive officers with the opportunity to earn a cash bonus, which is contingent on the achievement of key corporate goals set by the Company each year. Annual cash incentive levels are based on market practice and help ensure that our executive compensation practice is consistent with comparable companies.
In addition to base salaries and annual cash incentive awards, the Company grants stock options to executives. Stock options are granted to align the executive officers opportunity for capital accumulation with the interests of the Company’s shareholders. Executive officers are considered for stock option awards based on their past performance and anticipated impact on future Company goals. With stock options, executive officers are only rewarded for increases in the share price as all stock options are granted with an exercise price equal to the share price on the date of grant. We do not currently utilize any other long-term incentives.
Peer Group and Targeted Competitiveness
We consider our primary executive labor market to exist within clinical-stage biotechnology companies of similar size, in terms of market capitalization and number of employees. We review market compensation data from two primary sources, the first of which is the annual Radford Biotechnology Survey (the “Radford Survey”). The Radford Survey provides data for a broad group of biotechnology companies, however, the Company focuses on data for companies of 50-150 employees, which is consistent with the Company’s size.
The second source of market compensation data is proxy statements of a select group of peer companies that are chosen by comparable market size, similar-stage development and employee base. In 2006, GenVec reviewed compensation data for proxy-level executives at 27 peer biotechnology companies, including Acadia Pharmaceuticals Inc., Advancis Pharmaceuticals Corp., Allos Therapeutics, Alnylam Pharmaceuticals Inc., Antigenics Inc., Ariad Pharmaceuticals, Avant Immunotherapeutics Inc., Avigen Inc., Critical Therapeutics, Inc., Cytokinetics Inc., Dyax Corp, Dynavax Technologies Corp., EntreMed Inc., Genaera Corp., Genelabs Technologies Inc., Genitope Corp., Genomic Health Inc., Immunogen Inc., Incyte Corp., Introgen Therapeutics Inc., ISTA Pharmaceuticals, Kosan Biosciences Inc., Memory Pharmaceuticals, Renovis Inc., Seattle Genetics Inc., Targeted Genetics Corp. and Vical Inc.
In addition to other clinical-stage biotechnology companies, we also compete for talent with larger biotechnology companies, pharmaceutical companies and other related companies. However, in determining compensation levels for executive officers, we generally rely on the Radford Survey and peer group information as described above.

Our compensation philosophy is to target each element at approximately the 50th percentile of comparable data, including salaries, annual cash incentive awards and stock option grants. However, in selected instances, the Company may provide compensation for a particular component above or below the 50th percentile. Compensation adjustments may be made following the Compensation Committee’s assessment of the individual executive’s performance and/or the attraction or retention of a key executive.
Compensation Mix
The allocation of compensation between individual components, including salary, annual cash incentive awards and stock option grants, affects the Company’s competitiveness relative to its peer group. Although we consider an allocation mix, we do not maintain a formal policy that targets a specific mix between compensation components. The CEO generally receives the greatest portion of his compensation through incentive-based arrangements (annual cash incentive awards and stock options). However, in some years, the CEO may receive proportionately less compensation through incentive-based arrangements relative to other executive officers due to new hire and/or promotion grants of stock options. This was the case in 2006, when the Company hired Douglas J. Swirsky as its Chief Financial Officer and Dr. Mark Thornton as its Senior Vice President, Product Development. Dr. Thornton was originally hired as Vice President, Clinical Development in October 2006 and re-titled to Senior Vice President Product Development in November 2006. Both individuals received new hire stock option grants. Mr. Swirsky received a grant of 300,000 stock options and Dr. Thornton received a grant of 150,000 stock options. These amounts were based, in part, on data for new hire stock option grants for comparable executive officers.
Compensation Components for Executive Officers
Base Salaries
The base salaries for our executive officers are typically reviewed annually and adjusted periodically to take into account outstanding individual performance, promotions and trends in the 50th percentile salary levels in the Radford Survey. In instances where an executive officer is a key strategist, well known in their field of expertise or creates policies which may lead to product development, the Compensation Committee may provide compensation above the median. In considering base salary levels, the Board or Compensation Committee, as applicable, gives most weight to the performance of each executive officer. Additionally, the Board, or Compensation Committee, as applicable, takes into consideration the overall Company’s performance, including progress with respect to annual corporate goals as discussed later in the Annual Cash Incentive Awards section.
The 2006 base salary of our executive officers is set forth in the Summary Compensation Table following this CD&A. These amounts represent an average increase of 4% over base salary paid in 2005. Based on the factors discussed above, and in particular the achievement of corporate goals and individual performance, the Compensation Committee, or the Board of Directors, as applicable, concluded that the increases in base salary for our executive officers were reasonable and appropriate. No specific weighting was given to these factors.
Annual Cash Incentive Awards
Each year, executive officers receive the opportunity to earn an annual cash incentive award. The level of award earned if all corporate and individual goals are achieved is referred to as the target incentive award. The Compensation Committee has discretion in evaluating the extent to which corporate and individual objectives of executive officers are achieved. The target incentive award provided to each executive is expressed as a percentage of base salary and is determined based on the 50th percentile target award data in the Radford Survey. The Compensation Committee has the authority to set the actual incentive award to be more or less than the target incentive award based on the extent to which corporate and individual goals are achieved.
The following target awards are presented by position title:

Target Incentive Award
Percent of Salary
President & CEO	40%
Chief Financial Officer	30%
Senior Vice President — Vector Operations	25%
Senior Vice President — Product Development	25%
Senior Vice President — Research	25%
For 2006, a primary focus of the Company was further development of TNFerade, our lead product candidate. The annual cash incentive awards were based on achievement of the Company’s corporate goals which included patient enrollment, the collection of safety and efficacy data from our TNFerade clinical study, advancement of manufacturing capabilities, completion of existing contractual obligations, generating at least $10 million in new revenues in our vaccines program and obtaining financial support for the Company’s current and future programs though any combination of financing, licensing and/or collaborations in the best interests of the Company and its shareholders.
The Compensation Committee establishes cash incentive awards for executive officers by reviewing their performance with an emphasis placed on their contribution to the achievement of corporate goals. The Compensation Committee has the ability throughout the year to review progress on corporate goals and to adjust corporate objectives based on new information or changes in the business environment.
Stock Options
The purposes of the 2002 Stock Incentive Plan is to provide additional incentive to those directors, officers and other employees of the Company whose substantial contributions are essential to the continued growth and success of the Company’s business in order to strengthen their commitment to the Company, to motivate such persons to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. The Company believes that the granting of awards under the 2002 Stock Incentive Plan aligns the long-term interests of senior management, directors and stockholders.
A stock option is a performance-based award and represents an individual’s right to purchase shares of Company stock at a fixed price after the options vest. Stock options only have value if the share price increases following the grant. All stock options are granted with the stock price equal to the closing price on the day the grant is approved. Stock options generally vest over a 4-year period, with 12.5% of each option grant vesting six months after the date of grant and the remainder vesting ratably over the following 42 months.

Accounting and tax issues are explicitly considered in setting compensation policies, especially with regard to the company’s choice of long-term incentive types. We utilize stock options based partly on the accounting treatment they receive under FAS123(R). The expense per share granted is fixed at grant. The expense is adjusted up or down each quarter based on forfeitures following grant. In addition to the impact accounting treatment has had in selection of long-term incentive types, we also regularly quantify the overall expense arising from the compensation program. With regard to our policies on Section 162(m), the Compensation Committee generally seeks to maximize the deductibility of compensation paid to executive officers. At this time, the Section 162(m) $1.0 million cap is not applicable to the Company given that stock options qualify as performance-based compensation and other annual compensation to all executive officers is not expected to exceed $1.0 million.
We do not currently maintain any formal policy regarding stock ownership or the hedging of economic risk related to such stock ownership nor do we have any program, plan or obligation that requires us to grant equity compensation to any executive on specified dates. The authority to make equity grants to executive officers rests with our Compensation Committee (subject to ratification by the Board), although, as noted above, the Compensation Committee does consider the recommendations of our President and Chief Executive Officer in setting the compensation of our other executive officers.
We do not currently have any formal policy with regard to recovering annual incentive awards or awards under any other type of incentive arrangement, should the Company be required to restate its financial results. However, on behalf of the Company, the Compensation Committee and the Board may take steps to recover prior awards made to executive officers should a financial restatement occur.
The Company has not engaged in any option re-pricing or other modifications to any of its outstanding equity awards during fiscal year 2006 or in prior years and does not intend to do so in the near future. Annual stock option grants are generally made in the first quarter of each fiscal year for the previous year’s performance. These awards are discussed during the same meeting when the Compensation Committee determines all elements of the executive officers’ compensation for the year. Approval of grants for any newly hired or promoted executive officers made during the course of the year must be approved by the Compensation Committee prior to extending an offer or promotion. The grant price is set either on the start date of a newly hired executive or the effective date of the promotion of the executive.
The number of stock options granted annually is guided by median data in the Radford Survey. However, the Compensation Committee and the Board may adjust stock option grants for a number of reasons, including:
•	the Compensation Committee’s assessment of the individual executive’s performance during the past fiscal year;

•	promotions; and

•	attraction or retention of a key executive.
Other Benefits
Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees. There were no special benefits or perquisites provided to any executive officer in 2006.

SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006:

(a)		(b)	(c)	(d)		(e)	(f)		(g)		(h)		(i)
									Non-Equity Incentive		All Other
Name	Principal Position	Year	Salary	Bonus		Stock Awards	Option Awards		Plan Compensation		Compensation		Total
Paul H. Fischer, Ph.D.	Chief Executive Officer	2006	$344,693	$—		$—	$175,107	(5)	$100,000	(6)	$7,000	(7)	$626,800
Douglas J. Swirsky (1)	Chief Financial Officer	2006	$76,442	$50,000	(3)	$—	$15,570	(5)	$30,000	(6)	$—		$172,012
Jeffrey W. Church (2)	Chief Financial Officer	2006	$163,574	$—		$—	$—		$—		$27,101	(7),(8)	$190,675
Bryan T. Butman, Ph.D.	Sr. Vice President Vector Operations	2006	$215,000	$—		$—	$54,634	(5)	$46,000	(6)	$5,359	(7)	$320,993
C. Richter King, Ph.D.	Sr. Vice President Research	2006	$216,098	$—		$—	$66,320	(5)	$46,000	(6)	$5,394	(7)	$333,812
Mark O. Thornton, M.D., MPH, Ph.D.	Sr. Vice President Product Development	2006	$67,869	$25,000	(4)	$—	$7,630	(5)	$46,000	(6)	$—		$146,499

Notes:

(1)	Mr. Swirsky, the Company’s Chief Financial Officer, began his employment with the Company on September 18, 2006.

(2)	Mr. Church resigned as the Chief Financial Officer of the Company as of September 1, 2006.

(3)	Represents amount paid to Mr. Swirsky as a signing bonus.

(4)	Represents amount paid to Dr. Thornton as a signing bonus.

(5)	The amounts reflect the dollar amount of stock-based compensation recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) for option awards granted under the 2002 Stock Incentive Plan and thus include amounts from awards granted in and prior to 2006. The amounts shown exclude the impact of estimated forfeitures related to service-based conditions. Assumptions used in the calculation of these amounts are included in the footnotes to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007.

(6)	Represents amount each executive officer earned and received under the Company’s annual cash incentive plan. The Company’s annual cash incentive plan is further discussed on page 26 of the “Compensation Discussion & Analysis” portion of this Proxy Statement.

(7)	Represents matching contributions allocated by the Company under GenVec’s 401(k) plan.

(8)	Includes $22,998 paid to Mr. Church upon his departure for accrued vacation.

GRANTS OF PLAN BASED AWARDS
The following table presents information on equity awards granted under the 2002 Stock Incentive Plan and awards earned under our annual incentive cash plan for the fiscal year ended December 31, 2006 to the named executive officers:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
									All Other Option
								All Other Stock	Awards; Number of
					Estimated Future Payouts Under			Awards; Number of	Securities	Exercise or Base
		Future Payouts Under Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of Stock or	Underlying Options	Price of Option	Grant Date Fair
		Threshold	Target (1)	Maximum	Threshold	Target	Maximum	Units	(2)	Awards	Value of Stock and
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Option Awards (3)
Paul H. Fischer Ph.D.	1/18/2006	N/A	$137,877	N/A	0	0	0	0	150,000	$1.69	$42,468
Douglas J. Swirsky	9/18/2006	N/A	$79,500	N/A	0	0	0	0	300,000	$1.13	$15,570
Jeffrey W. Church(4)	1/18/2006	N/A	$—	N/A	0	0	0	0	60,000	$1.69	$16,987
Bryan T. Butman, Ph.D.	1/18/2006	N/A	$53,750	N/A	0	0	0	0	75,000	$1.69	$21,234
C. Richter King, Ph.D.	1/18/2016	N/A	$54,025	N/A	0	0	0	0	75,000	$1.69	$21,234
Mark O. Thornton, M.D., MPH, Ph.D.	10/2/2006	N/A	$68,750	N/A	0	0	0	0	150,000	$1.11	$7,630

(1)	Represents target amounts executives could have earned in 2006. For a further explanation of the annual cash incentive plan, including the target amount set by the Compensation Committee that each named executive officer could earn (as a percentage of their base salary), see page 26 of this Proxy Statement.

(2)	All shares were granted under the Company’s 2002 Stock Incentive Plan. Grants under the 2002 Stock Incentive Plan generally vest over a four year period, with 12.5% vesting six months after the grant date and the remaining shares vesting ratably over the remaining 42 months. A summary of the 2002 Stock Incentive Plan may be found on page 8 of this Proxy Statement.

(3)	The grant date fair value is the amount the Company would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

(4)	Mr. Church resigned from the Company on September 1, 2006. None of his options were exercised in 2006. All of Mr. Church’s options have expired.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information with respect to outstanding stock options held by the named executive officers as of December 31, 2006.
All of the outstanding grants listed below were made under the Company’s 2002 Stock Incentive Plan, which is further described on page 8 of this Proxy Statement.

	Option Awards
			Equity Incentive Plan
	No. of Securities	No. of Securities	Awards: No. of Securities
	Underlying Unexercised	Underlying Unexercised	Underlying Unexercised
	Options	Options (1)	Unearned Options	Option Exercise Price
Name	(#) Exercisable	(#) Unexercisable	(#)	($)/share	Option Expiration Date

Paul H. Fischer, Ph.D.	57,202	0	0	$2.75	9/17/2007
	149,999	0	0	$3.67	3/17/2009
	40,000	0	0	$3.08	7/25/2011
	40,000	0	0	$4.05	1/18/2012
	60,000	0	0	$3.25	7/30/2012
	109,373	40,627	0	$3.21	1/15/2014
	95,832	54,168	0	$1.88	1/19/2015
	34,374	115,626	0	$1.69	1/18/2016

Douglas J. Swirsky	0	300,000	0	$1.13	9/18/2016

Jeffrey W. Church (2)	0	0	0	$—	N/A

Bryan T. Butman, Ph.D.	37,500	0	0	$4.20	12/7/2009
	3,000	0	0	$4.67	9/13/2010
	5,000	0	0	$3.08	7/25/2011
	5,000	0	0	$3.16	2/20/2012
	20,000	0	0	$3.25	7/30/2012
	21,874	8,126	0	$3.21	1/15/2014
	21,562	23,438	0	$1.88	1/19/2015
	17,187	57,813	0	$1.69	1/18/2016

C. Richter King, Ph.D.	95,338	0	0	$2.75	4/15/2008
	9,661	0	0	$4.21	9/15/2009
	22,500	0	0	$4.67	9/13/2010
	20,000	0	0	$3.08	7/25/2011
	25,000	0	0	$3.25	7/30/2012
	25,520	9,480	0	$3.21	1/15/2014
	35,937	39,063	0	$1.88	1/19/2015
	17,187	57,813	0	$1.69	1/18/2016

Mark O.Thornton, M.D., MPH, Ph.D.	0	150,000	0	$1.11	10/2/2016

(1)	All options vest over a four year period with 12.5% vesting after 6 months from the grant date and the remainder vesting ratably over the remaining 42 months.

(2)	Mr. Church resigned from the Company on September 1, 2006. None of his options were exercised in 2006. All of Mr. Church’s options have expired.

DIRECTOR COMPENSATION TABLE
The following table details the total compensation earned by the Company’s non-employee directors in 2006.
The Compensation Committee determines the compensation of non-employee directors. Non-employee directors of the Company receive $12,000 annually for their service on the Board of Directors, $2,000 for each Board meeting attended and $1,000 for each committee meeting attended. Additionally, the chairperson of each of the Company’s committees receives an additional annual payment of $3,500. The Charirman of the Board of Directors receives $24,000 annually, $4,000 for each Board meeting attended and $1,000 per committee meeting.
Directors who are employees of GenVec do not receive fees or other compensation for their services as directors. All directors are reimbursed for travel and other expenses incurred in the performance of their duties.
Additionally, each non-employee director receives an annual option grant of 15,000 shares for their board service. The current practice is to grant each non-employee director options annually after the Annual Shareholder Meeting. On June 22, 2006, the Company granted each non-employee director 15,000 options. The Chairman of the Board received 22,500 options. The vesting term for each grant is 50% after 6 months and full vesting at one year.

						Change in Pension Value
						and Nonqualified
					Non-Equity	Deferred
	Fees Earned or				Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards (1)		Compensation	Earnings	Compensation	Total
Name	($)	($)	($)		($)	($)	($)	($)
Paul H. Fischer Ph.D. (6)	$—	$—	$—		$—	$—	$—	$—
Wayne T. Hockmeyer, Ph.D.	$27,000	$—	$8,359	(2)	$—	$—	$—	$35,359
Zola P. Horovitz, Ph.D.	$37,000	$—	$7,418	(2)	$—	$—	$—	$44,418
William N. Kelley, M.D.	$27,000	$—	$6,203	(2)	$—	$—	$—	$33,203
Barbara Hackman Franklin	$24,000	$—	$13,703	(2)	$—	$—	$—	$37,703
Joshua Ruch	$24,000	$—	$6,207	(2)	$—	$—	$—	$30,207
Harold R. Werner (7)	$22,000	$—	$—	(2)	$—	$—	$—	$22,000
Thomas H. Fraser, Ph.D. (4)	$15,407	$—	$5,650	(2)	$—	$—	$15,000 (3)	$36,057
Stelios Papadopoulos, Ph.D. (5)	$15,000	$—	$6,203	(2)	$—	$—	$—	$21,203

Notes:

(1)	As of December 31, 2006, each director had the following number of options outstanding:

Barbara Hackman Franklin	80,000
Wayne T. Hockmeyer, Ph.D.	98,000
Zola P. Horovitz, Ph.D.	119,492
William N. Kelley, M.D.	95,000
Joshua Ruch	133,401
Harold R. Werner	—
Thomas H. Fraser, Ph.D. (4)	403,919
Stelios Papadopoulos, Ph.D. (5)	133,401

(2)	The amounts reflect the dollar amount of stock-based compensation recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) for option awards granted under the 2002 Stock Incentive Plan and thus include amounts from awards granted in and prior to 2006. The amounts shown exclude the impact of estimated forfeitures related to service-based conditions. Assumptions used in the calculation of these amounts are included in the footnotes of the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007.

(3)	Represents amounts paid to Dr. Fraser as a consultant to the Company following his service as a member of the Board of Directors.

(4)	Dr. Fraser left the Board of Directors in June 2006, at the end of his term.

(5)	Dr. Papadopoulos resigned from the Board of Directors on October 10, 2006.

(6)	Dr. Fischer, the President and Chief Executive Officer of the Company, does not receive any compensation as a Director of the Company. Dr. Fischer’s compensation is disclosed on the Summary Compensation Table.

(7)	Mr. Werner, in agreement with the Company, has elected not to receive option awards for his service on the Board of Directors.

Termination of Employment and Change In Control Agreements
The Company does not currently have employment agreements with its executive officers. However, we provide payments upon involuntary termination without cause through severance agreements with individual executives. The “Salary Continuation Agreements” are provided based on competitive market practice and the Company’s desire to provide some level of income continuity should an executive’s employment be terminated without cause. For the purposes of these agreements, cause is defined as the willful and continued failure of the Executive to substantially perform the Executive’s duties, engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, committing personal dishonesty or breach of fiduciary duty to the Company for personal benefit at the expense of the Company, or the willful violation of any law, rule, or regulation which is materially demonstrably injurious to the Company. We believe providing for such income continuity results in greater management stability and minimized costs to address unwanted management turnover.
Under the terms of Dr. Fischer’s Salary Continuation Agreement, if Dr. Fischer’s employment is terminated without cause and other than by reason of death or disability, he will be paid his regular base salary for a period of twenty-four months in a manner consistent with the current payroll practices of the Company. Dr. Fischer will also receive a pro-rata bonus equal to the product of the bonus paid to Dr. Fischer for the fiscal year preceding the termination date, divided by twelve months times the number of months of service during the year of termination. Dr. Fischer’s agreement also includes continued health and welfare benefits, non-compete and non-disparagement clause. Dr. Fischer’s unvested options will be forfeited.
Under the terms of Mr. Swirsky’s Salary Continuation Agreement, if Mr. Swirsky’s employment is terminated without cause and other than by reason of death or disability, he will be paid his regular base salary for a period of twelve months in a manner consistent with the current payroll practices of the Company. Mr. Swirsky will also receive a pro-rata bonus equal to the product of the bonus paid to Mr. Swirsky for the fiscal year preceding the termination date, divided by twelve months times the number of months of service during the year of termination. Mr. Swirsky’s agreement also includes continued health and welfare benefits, non-compete and non-disparagement clauses. Mr. Swirsky’s unvested options will be forfeited.
All other named executives have entered into Salary Continuation Agreements. Under the terms of their Salary Continuation Agreements, if their employment is terminated without cause and other than by reason of death or disability, they will be paid their regular base salary for a period of twelve months in a manner consistent with the then current payroll practices of the Company. They will also receive a pro-rata bonus equal to the product of the bonus paid to them for the fiscal year preceding the termination date, divided by twelve months times the number of months of service during the year of termination. Their agreements also includes continued health and welfare benefits, non-compete and non-disparagement clauses and a provision whereby unvested options are forfeited.

Had the Salary Continuation Agreements for any or all of the Executives been entered into at December 31, 2006, and the employment of Drs. Fischer, Thornton, King, Butman and Mr. Swirsky been terminated, these officers would have been entitled to the amounts set forth in the table below.

			Long-term
	Cash	Continuation	Incentive
	Severance	of Benefits	Compensation
	Payments(1)	(2)	(3)	Total

Paul H. Fischer, Ph.D.	$714,386	$29,025	$74,238	$817,649
Douglas J. Swirsky	$265,000	$18,625	$—	$283,625
Mark O. Thornton, M.D., MPH, Ph.D.	$275,000	$18,625	$—	$293,625
C. Richter King, Ph.D.	$242,096	$926	$30,890	$273,912
Bryan T. Butman, Ph.D.	$240,000	$15,004	$23,415	$278,419

(1)	Includes salary payment as specified in the executive officer’s Salary Continuation Agreement and pro-rata bonus amount. For purposes of this table, we used the amount of the actual bonus earned by each officer in 2006.

(2)	Includes the cost of Medical, Dental, Life, Accidental Death & Dismemberment and Long-term Disability Insurances.

(3)	The value set forth in this column is equal to the exercisable stock options at December 31, 2006 multiplied by the closing price of GenVec stock of $2.40 on December 29, 2006, the last trading day of the year.
We also provide payments to our President & Chief Executive Officer and Chief Financial Officer upon involuntary termination without cause following a change in control. Provisions under these agreements are based on competitive practice and are designed to ensure that the executive’s interests remain aligned with shareholders should a potential change of control occur. They are also intended to provide some level of income continuity should an executive’s employment be terminated without cause as a result of a change of control.
Under the terms of the change in control agreement, a “change in control” means the occurrence of any of the following events:
•	any person or persons acting together is or becomes a “beneficial owner” of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

•	the Company’s stockholders approve a merger, consolidation, share exchange, division or other reorganization of the Company with any other organization;

•	the Company’s stockholders approve a complete plan of liquidation, winding-up of the Company, or an agreement for the sale or disposition of all or substantially all of the Company’s assets; or

•	during any twenty-four month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board.
The change in control agreement defines “Good Reason” as:
•	the determination by the Executive made in good faith within the first twelve months immediately following a Change in Control that the Executive cannot effectively carry out his duties to the Company, which determination shall be made in a writing delivered to the Company; or

•	any of the following events:
•	the diminution in any material respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the executive;

•	a reduction by the Company in the executive’s annual base salary;

•	a relocation of more than 35 miles from the executive’s location immediately prior to the change-in-control;

•	the failure to continue any compensation plan in which the Executive participates, unless an equitable arrangement has been made, or the continuation of the plan under materially less favorable terms;

•	the failure to continue to provide the standard benefits provided prior to the change in control;

•	the failure by the Company to pay to the executive any deferred compensation when due under any deferred compensation plan or agreement applicable to the executive; or

•	the failure by the Company to honor all the terms and provisions of the change in control agreement.
In the event of a change in control and Dr. Fischer’s employment is terminated or if he resigns for Good Reason in connection with a change in control of the Company, his Change in Control severance would provide him with a lump sum payment equal to his monthly salary and average monthly bonus times 24, continued health and welfare benefits for a 24 month period, a pro-rata bonus for the termination year. In addition, his agreement allows for an excise tax gross-up payment, reimbursement of certain legal costs, and the accelerated vesting of all unvested options at termination.

In the event of a change in control and Mr. Swirsky’s employment is terminated or if he resigns for Good Reason in connection with a change in control of the Company, his Change in Control Severance would provide him with a lump sum payment equal to his monthly salary and average monthly bonus times 18, continued health and welfare benefits for a 18 month period, a pro-rata bonus for the termination year. In addition, his agreement allows for an excise tax gross-up payment, reimbursement of certain legal costs and the accelerated vesting of all unvested options at termination.
Had a change in control occurred on December 31, 2006 and had the employment of Dr. Fischer and Mr. Swirsky been terminated on that date, these officers would be entitled to the amounts set forth in the table below.

			Long-term
	Cash	Continuation	Incentive
	Severance	of Benefits	Compensation
	Payments (1)	(2)	(3)	Total

Paul H. Fischer, Ph.D.	$916,277	$29,025	$184,500	$1,129,802
Douglas J. Swirsky	$477,000	$27,938	$381,000	$885,938

(1)	Lump sum payment of base salary, average bonus, and pro-rata termination bonus.

(2)	Includes the cost of Medical, Dental, Life, Accidental Death & Dismemberment and Long-term Disablity Insurances.

(3)	The value set forth in this column is equal to the exercisable stock options at December 31, 2006 multiplied by the closing price of GenVec stock of $2.40 on December 29, 2006, the last trading day of the year.
Upon the death or disability (as such term is defined in the Change in Control Agreement) of Dr. Fischer or Mr. Swirsky during such time each individual is entitled to any payments or benefits under either agreement, such payments and benefits are payable to Dr. Fischer’s or Mr. Swirsky’s heirs or estate, respectively. To the extent Dr. Fischer or Mr. Swirsky becomes entitled to benefits under the Change in Control Agreement, the salary continuation agreement is superseded and they will not receive any benefit under that agreement.

AUDIT COMMITTEE REPORT
The Board has adopted, and annually reviews, a written charter outlining the practices followed by the Audit Committee. The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for planning and performing an independent audit of financial statements in accordance with auditing standards generally accepted in the United States and for auditing management’s assessment of the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.
In this context, the Audit Committee has reviewed and discussed GenVec’s 2006 unaudited quarterly and December 31, 2006 audited financial statements with management and with KPMG LLP, the Company’s independent auditor. The Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.
The Audit Committee has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), regarding their independence. The Committee has discussed with KPMG LLP their independence and considered whether the provision of non-audit services referred to in this proxy statement under “Matters concerning our Independent Auditor” is compatible with maintaining their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in GenVec’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
By the Audit Committee of the Board of Directors of GenVec, Inc.:
Marc R. Schneebaum, (Chairman)
Zola P. Horovitz, Ph.D.
William N. Kelley, M.D.
DATED: April 30, 2007
The Foregoing Audit Committee Report Shall Not Be Deemed To Be “Soliciting Material” Or To Be “Filed” With The Securities And Exchange Commission, Nor Shall Such Information Be Incorporated By Reference Into Any Past Or Future Filing Under The Securities Act Of 1933, As Amended, Or The Securities Exchange Act Of 1934, As Amended, Except To The Extent The Company Specifically Incorporates It By Reference Into Any Such Filing.

MATTERS CONCERNING OUR INDEPENDENT AUDITOR
Audit Committee Pre-Approval Policies and Procedures
In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by KPMG LLP. On an ongoing basis, management of GenVec defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of KPMG LLP. On a periodic basis, GenVec’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.
Principal Accountant Fees and Services
The following is a summary of the fees billed to GenVec by KPMG LLP for professional services rendered for the years ended December 31, 2006 and 2005:

Fee Category	2006	2005

Audit Fees	$344,500	$374,000
Audit-Related Fees	—	—
Tax Fees	1,500	12,100
All Other Fees	—	—

Total	$346,000	$386,100

Audit Fees
These fees consist of fees for professional services rendered for the audit of GenVec’s financial statements, review of the interim financial statements included in quarterly reports, and services in connection with statutory and regulatory filings.
Audit-Related Fees
These fees comprise assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above. GenVec did not incur such fees during 2006 and 2005.
Tax Fees
These fees comprise tax compliance and tax preparation assistance for state and federal filings, consultations concerning tax related matters and other tax compliance projects. Less than 5% of these fees comprise consulting fees, as it is GenVec’s intent to minimize consulting services in this category.
All Other Fees
All other fees consist of fees not included in any other category. The Company incurred no such fees during 2006 and 2005.

STOCKHOLDER PROPOSALS
The Annual Meeting of Stockholders for the year ending December 31, 2007 is expected to be held in June 2008 (the “Next Annual Meeting”). All proposals intended to be presented at the Next Annual Meeting must be received at the Company’s executive offices, which are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, Attention: Corporate Secretary, not later than January 2, 2008, to receive consideration for inclusion in the proxy statement and form of proxy related to that meeting.
In addition, stockholders may submit proposals to be voted upon at the annual meeting of the stockholders. In general, pursuant to the Company’s Amended and Restated Bylaws, such proposals must be delivered to the Corporate Secretary of the Company at the Company’s principal executive offices not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary of the mailing date of the Company’s proxy materials for the preceding annual meeting of stockholders. Such proposals must set forth with particularity (i) the names and business addresses of the stockholder submitting such proposal and all persons (as such term is defined in Section 3(a)(9) of the 1934 Act) acting in concert with such stockholder; (ii) the names and addresses of such stockholder and the persons identified in clause (i), as they appear on the Company’s books (if they so appear); (iii) the class and number of shares of the Company beneficially owned by such stockholder and the persons identified in clause (i); (iv) a description of such proposal containing all material information relating thereto; and (v) such other information as the Board reasonably determines is necessary or appropriate to enable the Board and stockholders of the Company to consider such proposal.
OTHER MATTERS
The Board of Directors does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.
The Company’s Annual Report to Stockholders accompanies this Proxy Statement. In addition, the Company will provide without charge to each person being solicited by the Proxy Statement, upon the written request of such person, a copy of the Annual Report on Form 10-K for the year ended December 31, 2006 (as filed with the SEC, including the financial statements and financial statement schedules). All such requests should be directed to Corporate Secretary, GenVec, Inc., 65 West Watkins Mill Road, Gaithersburg, Maryland 20878. The Form 10-K and Annual Report to Stockholders are not part of these proxy solicitation materials.

By Order of the Board of Directors,
/s/ Douglas J. Swirsky
Douglas J. Swirsky
Chief Financial Officer, Treasurer & Corporate Secretary

Appendix A
Amendment to the Amended and Restated Certificate of Incorporation
CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENVEC, INC.

Under Section 242 of the General Corporation
Law of the State of Delaware
     GENVEC, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     1. That the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) will be amended to increase the authorized shares of common stock of the Corporation. To effect such amendment, ARTICLE IV, Section 4.1 of the Certificate is hereby deleted in its entirety and replaced with the following new ARTICLE IV, Section 4.1:
Total Number of Shares of Capital Stock. The total number of shares of stock of all classes that the Corporation shall have authority to issue is 205,000,000 of which 200,000,000 shares shall be designated as common stock, $.001 par value per share (the “Common Stock”) and 5,000,000 shares shall be designated as preferred stock, par value $.001 per share (the “Preferred Stock”).
     2. That the board of directors of the Corporation duly adopted a resolution setting forth the amendment set forth above and declaring its advisability. Such amendment was duly approved by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon at the annual meeting of stockholders of the Corporation held on June 13, 2007.
     3. That this amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware and shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

A-1

Annual Meeting Proxy Card
1. To elect three (3) members to the Board of Directors for three-year terms:
The Board of Directors recommends a vote “FOR” each of the following Nominees:

	For	Withhold
01 – Zola P. Horowitz, Ph.D	☐	☐
02 – William N. Kelley, M.D.	☐	☐
03 – Harold R. Werner	☐	☐
2.	To approve an amendment to GenVec, Inc.’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 100,000,000, from 100,000,000 to 200,000,000.
The Board of Directors recommends a vote “FOR” the following proposal.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.	To approve an increase to the number of shares of common stock available for issuance under GenVec, Inc.’s 2002 Stock Incentive Plan by 2,900,000, from 8,680,000 to 11,580,000.
The Board of Directors recommends a vote “FOR” the following proposal.

FOR	AGAINST	ABSTAIN
☐	☐	☐
4.	To ratify the appointment of KPMG LLP as GenVec’s independent registered public accounting firm for the current year.
The Board of Directors recommends a vote “FOR” the following proposal.

FOR	AGAINST	ABSTAIN
☐	☐	☐
5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Mark this box with an X if you have made comments below. ☐

Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

PROXY – GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, MD 20878
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 13, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Paul H. Fischer and Douglas J. Swirsky, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of GenVec, Inc., a Delaware corporation (“GenVec”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of GenVec to be held on Wednesday, June 13, 2007, at 8:00 a.m., local time, adjacent to the Company’s headquarters at 65 West Watkins Mill Road, Gaithersburg, MD 20878 (the “Annual Meeting”).
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2, 3 and 4.
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Continued and to be dated and signed on reverse side.